Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FISCAL 2009 RESULTS

Highlights include:

•	Record annual cash flow from operations of $113.3 million
•	Decrease in total debt of $79.1 million
•	2010 EPS guidance of $1.00 to $1.15
______________________

COVINGTON, LA. (February 18, 2010) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2009 results.

“The Company’s 2009 results reflect our ability to capitalize on our financial and operational strengths and provide evidence of our resiliency given the most difficult external market environment ever faced by our industry.  We achieved many of our 2009 objectives by focusing on disciplined pricing and purchasing strategies (driving record gross margin), rebalancing inventories and improving working capital management (leading to record cash flow from operations) and controlling costs relative to our current sales levels.  We believe that we realized continued market share gains, which we attribute to our high service levels coupled with industry leading programs and initiatives that include the expansion of category offerings in tile and replacement parts.  These improvements, along with recent trends indicating increased stability in many external factors that have adversely impacted new construction and replacement activity over the past several years, provide us with confidence heading into 2010,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2009 decreased 14% to $1.54 billion, compared to $1.78 billion in 2008.  Base business sales declined 15%, reflecting the prolonged impact of lower pool and irrigation construction activity, greater deferred discretionary replacement activity and unfavorable weather and currency fluctuations.  These reductions were partially offset by an increase in certain maintenance and repair product sales, inflationary price increases passed through the supply chain and sales from regulatory changes.

Gross profit for the year ended December 31, 2009 decreased 13% to $449.7 million from $515.2 million in 2008.  Gross profit as a percentage of net sales (gross margin) increased 30 basis points to 29.2% in 2009 despite negative pressures from the competitive pricing environment.

Selling and administrative expenses (operating expenses) for 2009 decreased 10% to $361.3 million from $399.8 million in 2008.  This decrease reflects the impact of cost control initiatives, including lower payroll related, variable and discretionary expenses, and reduced delivery and vehicle operating costs. Included in these results were $1.4 million of non-cash charges in the second half of 2009 related to the closure and consolidation of certain sales centers between September and December 2009.

Operating income for the year declined 23% to $88.4 million from $115.5 million in the comparable 2008 period.  Operating income as a percentage of net sales (operating margin) decreased to 5.7% in 2009, compared to 6.4% in 2008.  Adjusted EBITDA (as defined in the addendum to this release) was $107.9 million in 2009 compared to $135.7 million in 2008.  Interest expense, net declined $9.2 million compared to 2008 due primarily to a 41% decrease in interest expense, which reflects lower average borrowings and a lower weighted average effective interest rate, and $1.8 million of foreign currency transaction gains.

As the Company reported in its third quarter results, it recognized a $26.5 million equity loss related to its pro rata share of Latham Acquisition Corporation’s (LAC) non-cash goodwill and other intangible asset impairment charge.  Since the Company’s pro rata share exceeded the $26.5 million recorded value of the investment in LAC as of September 1, 2009, the recognized loss reflected the full write-off of the investment.  Prior to this, the Company had recognized an equity loss of $2.2 million related to its share of LAC’s loss from ongoing operations for the eight months ended August 2009.  In total, the Company recognized an equity loss of $28.7 million for LAC in 2009.  This compares to an equity loss of $1.7 million recognized in fiscal 2008.  LAC filed for bankruptcy in December 2009 and its Plan of Reorganization was approved by the United States Bankruptcy Court for the District of Delaware in January 2010, allowing it to emerge from bankruptcy.  As of the date of the approval, the Company no longer has an equity interest in LAC and will not recognize any impact related to LAC’s future earnings or losses.

Earnings per share for 2009 was $0.39 per diluted share on net income of $19.2 million for the year, compared to earnings per share of $1.17 per diluted share on net income of $57.0 million in 2008.  Excluding the impact of LAC’s non-cash impairment charge and the non-cash charges related to facility closings, adjusted earnings per diluted share for 2009 was $0.95 on adjusted net income of $46.5 million. (See the reconciliation of non-GAAP to GAAP measures in the addendum to this release).

On the balance sheet, total net receivables decreased 17% compared to December 31, 2008 due primarily to lower fourth quarter sales and a shift toward more cash sales resulting from tighter credit terms.  Inventory levels were $355.5 million at December 31, 2009 compared to $405.9 million at December 31, 2008.  Excluding approximately $8.0 million of inventory related to the October 2009 acquisition of General Pool and Spa Supply, inventories decreased 14% year over year due to successful inventory rebalancing efforts.  Total debt outstanding at December 31, 2009 was $248.7 million, down from $327.8 million at December 31, 2008.

Cash provided by operations increased $20.0 million to $113.3 million in 2009 compared to 2008.  In January 2009, the Company paid $30.0 million for its deferred third and fourth quarter 2008 federal income tax payments.  The Company also paid $26.0 million in 2009 for its third and fourth quarter 2009 estimated taxes.  Cash from operations improved $76.0 million in 2009 excluding this $56.0 million combined impact of timing differences related to 2008 and 2009 estimated federal income tax payments.  This improvement is due to focused management of working capital.

Net sales for the seasonally slow fourth quarter decreased 11% to $231.0 million from $259.0 million in the comparable 2008 period.  Base business sales declined 13% in the quarter compared to the same period in 2008.  Gross margin decreased 10 basis points to 29.0% in the fourth quarter of 2009 from 29.1% for the same period last year.

Operating loss for the fourth quarter of 2009 was $21.8 million compared to $15.3 million in the same period of the previous year.  Interest expense, net declined $3.5 million due primarily to a 43.0% decrease in interest expense and $1.5 million of foreign currency transaction gains.

Loss per diluted share for the fourth quarter of 2009 was $0.28 on a net loss of $13.6 million, compared to a loss of $0.31 per diluted share on a net loss of $14.8 million in the comparable 2008 period.  Excluding the impact of the non-cash charges, the adjusted fourth quarter loss per share was $0.27 per diluted share.

“Looking ahead, we are encouraged by indications that the downward economic trends of the past several years are moderating and that sales levels should once again benefit from long-term industry growth dynamics.  We believe there is potential for significant sales recovery over the next several years, driven in part by pent-up demand for replacement and retrofit activity that has been deferred due to recent market conditions.  We also anticipate that new pool and irrigation construction activities will gradually begin to return to more normalized levels, even though it may be 2011 before we see growth in this segment of the market.  Based on current trends including the unfavorable weather conditions during the first six weeks of 2010, we project 2010 earnings of $1.00 to $1.15 per diluted share.  This range includes our expectation for a higher seasonal loss per diluted share in the first quarter of 2010 compared to the same period in 2009, with gradually improving year on year comparisons as 2010 progresses.  Our experienced and dedicated team is ready to leverage our unique industry position that we have established over the years to grow earnings once again,” said Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates over 280 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including changes in the economy and the housing market, the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$231,032	$258,966	$1,539,794	$1,783,683
Cost of sales	163,963	183,644	1,090,070	1,268,455
Gross profit	67,069	75,322	449,724	515,228
Percent	29.0%	29.1%	29.2%	28.9%
Selling and administrative expenses	88,845	90,650	361,284	399,752
Operating income (loss)	(21,776)	(15,328)	88,440	115,476
Percent	(9.4)%	(5.9)%	5.7%	6.4%

Interest expense, net	686 (1)	4,212	9,667 (1)	18,912
Income before income taxes and equity earnings (loss)	(22,462)	(19,540)	78,773	96,564
Provision for income taxes	(8,829)	(7,486)	30,957	37,911
Equity earnings (loss) in unconsolidated investments, net	27	(2,741)	(28,614)	(1,697)
Net income (loss)	$(13,606)	$(14,795)	$19,202	$56,956

Earnings (loss) per share:
Basic	$(0.28)	$(0.31)	$0.39	$1.19
Diluted	$(0.28)	$(0.31)	$0.39	$1.17	(2)
Weighted average shares outstanding:
Basic	48,965	48,044 (2)	48,649	47,861	(2)
Diluted	48,965	48,044 (2)	49,049	48,488	(2)

Cash dividends declared per common share	$0.13	$0.13	$0.52	$0.51

                   (1)  Interest expense, net includes realized foreign currency transaction gains of $1.5 million and $1.8 million for the quarter and year ended December 31, 2009, respectively.
                 (2)  As adjusted for the adoption of Accounting Standards Codification 260-10-45-61A.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2009	2008	$	%

Assets
Current assets:
Cash and cash equivalents	$15,843	$15,762	$81	1%
Receivables, net	96,364	16,311	80,053	>100
Receivables pledged under receivables facility	—	99,273	(99,273)	(100)
Product inventories, net	355,528	405,914	(50,386)	(12)
Prepaid expenses and other current assets	12,901	7,676	5,225	68
Deferred income taxes	10,681	11,908	(1,227)	(10)
Total current assets	491,317	556,844	(65,527)	(12)

Property and equipment, net	31,432	33,048	(1,616)	(5)
Goodwill	176,923	169,569	7,354	4
Other intangible assets, net	13,917	13,339	578	4
Equity interest investments	1,006	31,157	(30,151)	(97)
Other assets, net	31,275	26,949	4,326	16
Total assets	$745,870	$830,906	$(85,036)	(10)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$178,391	$173,688	$4,703	3%
Accrued expenses and other current liabilities	33,886	61,701	(27,815)	(45)
Short-term financing	—	20,792	(20,792)	(100)
Current portion of long-term debt and other long-term liabilities	48,236	6,111	42,125	>100
Total current liabilities	260,513	262,292	(1,779)	(1)

Deferred income taxes	24,691	20,032	4,659	23
Long-term debt	200,700	301,000	(100,300)	(33)
Other long-term liabilities	7,779	5,848	1,931	33
Total liabilities	493,683	589,172	(95,489)	(16)
Total stockholders’ equity	252,187	241,734	10,453	4
Total liabilities and stockholders’ equity	$745,870	$830,906	$(85,036)	(10)%

1.	In August 2009, the Company’s accounts receivable securitization facility terminated and was not replaced.

2.	The allowance for doubtful accounts was $11.4 million at December 31, 2009 and $13.7 million at December 31, 2008.

3.	The inventory reserve was $7.8 million at December 31, 2009 and $8.4 million at December 31, 2008.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2009	2008	Change
Operating activities
Net income	$19,202	$56,956	$(37,754)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,091	9,732	(641)
Amortization	2,454	3,722	(1,268)
Share-based compensation	6,429	6,709	(280)
Excess tax benefits from share-based compensation	(2,408)	(4,538)	2,130
Equity loss in unconsolidated investments	30,036	2,800	27,236
Gain on foreign currency transactions	(1,846)	—	(1,846)
Goodwill impairment	310	440	(130)
Other	(2,869)	4,463	(7,332)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	25,441	26,350	(909)
Product inventories	56,676	(11,098)	67,774
Accounts payable	(1,815)	(24,916)	23,101
Other current assets and liabilities	(27,451)	22,662	(50,113)
Net cash provided by operating activities	113,250	93,282	19,968

Investing activities
Acquisition of businesses, net of cash acquired	(10,937)	(35,466)	24,529
Divestiture of business	—	1,165	(1,165)
Purchase of property and equipment, net of sale proceeds	(7,168)	(7,003)	(165)
Net cash used in investing activities	(18,105)	(41,304)	23,199

Financing activities
Proceeds from revolving line of credit	446,937	370,948	75,989
Payments on revolving line of credit	(499,237)	(343,473)	(155,764)
Proceeds from asset-backed financing	57,000	83,335	(26,335)
Payments on asset-backed financing	(77,792)	(130,870)	53,078
Payments on long-term debt and other long-term liabilities	(6,157)	(3,171)	(2,986)
Payments of capital lease obligations	—	(251)	251
Payments of deferred financing costs	(305)	(56)	(249)
Excess tax benefits from share-based compensation	2,408	4,538	(2,130)
Proceeds from issuance of common stock under share-based compensation plans	4,283	6,423	(2,140)
Payments of cash dividends	(25,310)	(24,431)	(879)
Purchases of treasury stock	(1,171)	(7,718)	6,547
Net cash used in financing activities	(99,344)	(44,726)	(54,618)
Effect of exchange rate changes on cash	4,280	(7,315)	11,595
Change in cash and cash equivalents	81	(63)	144
Cash and cash equivalents at beginning of period	15,762	15,825	(63)
Cash and cash equivalents at end of period	$15,843	$15,762	$81

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008
Net sales	$224,810	$257,657	$6,222	$1,309	$231,032	$258,966

Gross profit	65,629	74,944	1,440	378	67,069	75,322
Gross margin	29.2%	29.1%	23.1%	28.9%	29.0%	29.1%

Operating expenses	86,024	89,482	2,821	1,168	88,845	90,650
Expenses as a % of net sales	38.3%	34.7%	45.3%	89.2%	38.5%	35.0%

Operating loss	(20,395)	(14,538)	(1,381)	(790)	(21,776)	(15,328)
Operating margin	(9.1)%	(5.6)%	(22.2)%	(60.4)%	(9.4)%	(5.9)%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008
Net sales	$1,482,686	$1,737,465	$57,108	$46,218	$1,539,794	$1,783,683

Gross profit	434,264	501,019	15,460	14,209	449,724	515,228
Gross margin	29.3%	28.8%	27.1%	30.7%	29.2%	28.9%

Operating expenses	345,591	385,280	15,693	14,472	361,284	399,752
Expenses as a % of net sales	23.3%	22.2%	27.5%	31.3%	23.5%	22.4%

Operating income (loss)	88,673	115,739	(233)	(263)	88,440	115,476
Operating margin	6.0%	6.7%	(0.4)%	(0.6)%	5.7%	6.4%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
General Pool & Spa Supply (GPS) (1)	October 2009	7	October–December 2009
Proplas Plasticos, S.L. (Proplas)	November 2008	0	January–December 2009 and November–December 2008
National Pool Tile (NPT) (2)	March 2008	8	January–May 2009 and March–May 2008
Canswim Pools	March 2008	1	January–May 2009 and March–May 2008

          (1)    We acquired 10 GPS sales centers and have consolidated 3 of these with existing sales centers as of December 31, 2009.
          (2)    We acquired 15 NPT sales centers and have consolidated 7 of these with existing sales centers, including 4 in March 2008, 2 in the third quarter of 2008 and 1 in April 2009.

We exclude the following sales centers from base business results for a period of 15 months:

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers;
•	closed sales centers;
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business; and
•	sales centers opened in new markets.

As of December 31, 2009, five closed sales centers (including one closed in 2009) and one existing sales center that was consolidated with an acquired sales center were excluded from base business.

The table below summarizes the changes in our sales centers in 2009:

December 31, 2008	288
Acquired, net of consolidations	7
Consolidated	(7)
Closed	(1)
December 31, 2009	287

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

Since we divested our pool liner manufacturing operation in France at the beginning of April 2008, we have excluded these operations from base business for the comparative three month period ended March 31, 2008.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share

The table below reconciles net income (loss) to adjusted net income (loss) and earnings (loss) per diluted share to adjusted earnings (loss) per diluted share.  For comparability purposes, the adjusted 2009 amounts exclude a one-time non-cash charge related to our investment in LAC and non-cash charges related to facility closings.

(Unaudited)	Three Months Ended		Year Ended
(In thousands, except per share data)	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$(13,606)	$(14,795)	$19,202	$56,956
Add:
Equity loss related to LAC’s impairment charge	—	—	26,472	—
Non-cash charges related to facility closures, net of tax (1)	645	161	833	263
Adjusted net income (loss)	$(12,961)	$(14,634)	$46,507	$57,219

Earnings (loss) per diluted share	$(0.28)	$(0.31)	$0.39	$1.17
Add:
Loss per diluted share related to LAC’s impairment charge	—	—	0.54	—
Loss per diluted share for non-cash charges related to facility closures	0.01	0.01 (2)	0.02	0.01
Adjusted earnings (loss) per diluted share	$(0.27)	$(0.30)	$0.95	$1.18

            (1)  Tax related to the non-cash charges was $417, $104 , $539 and $170 for the three and twelve months ended Decemeber 31, 2009 and 2008, respectively.
        (2)  The per diluted share impact for non-cash charges related to facility closures in the fourth quarter of 2008 has been rounded up to reflect the change in total adjusted loss per diluted share of $0.01, which is calculated by dividing adjusted net loss by diluted weighted average shares for this period.

Adjusted EBITDA
We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments, net of income taxes.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(In thousands)	2009	2008
Net income	$19,202	$56,956
Add:
Interest expense, net (1)	11,513	18,912
Provision for income taxes	30,957	37,911
Share-based compensation	6,429	6,709
Goodwill impairment	310	440
Equity loss in unconsolidated investments, net of tax (2)	28,614	1,697
Depreciation	9,091	9,732
Amortization (3)	1,787	3,356
Adjusted EBITDA	$107,903	$135,713

             (1)  Excludes foreign currency transaction gains of $1.8 million in 2009.
             (2)  Tax related to our equity loss is disclosed as Income tax benefit on equity loss in the table below.
          (3)  Excludes amortization of deferred finance charges of $667 for 2009 and $366 for 2008.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.  Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(In thousands)	2009	2008
Adjusted EBITDA	$107,903	$135,713
Add:
Interest expense, net (1)	(10,846)	(18,546)
Provision for income taxes	(30,957)	(37,911)
Foreign currency transaction gains	(1,846)	—
Income tax benefit on equity loss	1,422	1,103
Excess tax benefits on share-based compensation	(2,408)	(4,538)
Other	(2,869)	4,463
Change in operating assets and liabilities	52,851	12,998
Net cash provided by operating activities	$113,250	$93,282

                   (1)  Excludes amortization of deferred financing costs of $667 for 2009 and $366 for 2008.  This is a non-cash expense included in interest expense, net on the Consolidated Statements of Income.  Also excludes foreign currency transaction gains of $1.8 million in 2009.